Exhibit 99.1

MAXIMUS Board Expands Share Repurchase Program up to $200 Million

RESTON, Va.--(BUSINESS WIRE)--August 17, 2015--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today that its Board of Directors has authorized the repurchase of up to an aggregate of $200 million of the Company’s common stock. The Company’s previously authorized share repurchase program had approximately $84 million remaining at August 13, 2015.

The Company may also repurchase shares with the proceeds from stock option exercises. MAXIMUS intends to purchase shares opportunistically at prevailing market prices, through open market or privately negotiated transactions, depending upon market conditions. Repurchased shares will be held in treasury and used for general corporate purposes such as issuance under employee stock plans.

“MAXIMUS remains committed to providing returns to our shareholders, as evidenced by this most recent expansion of our share repurchase program, which also provides us with the financial flexibility needed to continue to invest in and grow our business,” commented Richard A. Montoni, MAXIMUS Chief Executive Officer.

About MAXIMUS

Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With approximately 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, New Zealand, Saudi Arabia and the United Kingdom. For more information, visit www.maximus.com.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com